Exhibit 99.1

Tanke Biosciences Corporation
Room 2801, East Tower of Hui Hao Building,
No. 519 Machang Road, Pearl River New City,
Guangzhou, People’s Republic of China

To our valued Notes holders,

I would like to take this opportunity to provide a quick update as to where we stand on the repayment of the outstanding balance to the holders of the 8% Senior Convertible Notes issued on February 9, 2011 (the “Notes”).  As previously discussed, we had difficulty transferring funds from the People’s Republic of China (“China”) to the United States to repay the Notes due to strict foreign exchange control within China. We anticipated we would be able to resolve this issue by September 30, 2013 when we entered into the amendment to the Notes on August 23, 2013.

Unfortunately we were not allowed to exchange the RMB funds into foreign currencies and remit the currencies out of China due to strict foreign exchange control within China.

We are committed to making full repayment to our Notes holders in accordance with the Amendment No. 2 to the Notes dated August 23, 2013. However, at present, it is uncertain as to how and when we will be able to repay the Notes.   Although there can be no assurance, we are doing everything in our power to identify new channels permissible under the foreign exchange control regulations to transfer funds to the Notes holders as soon as possible.

We appreciate your patience and understanding. Please contact us if you have any concern or questions.

Sincerely,

Guixiong Qiu
Chief Executive Officer
Tanke BioSciences Corporation